Exhibit 10.17

PROMISSORY NOTE

$1,276,556.26	November 7, 2006
AUSTIN, TEXAS

For value received, Chuy’s Opco, Inc., a Delaware corporation (the “Maker”), promises to pay to the order of Three Star Management, Ltd., a Texas limited partnership (the “Holder”), at its address, the principal sum of One Million Two Hundred Seventy Six Thousand Five Hundred Fifty Six and 26/100 Dollars ($1,276,556.26), in legal and lawful money of the United States of America, with interest thereon as hereinafter specified.

1. Purchase Agreement. This promissory note (this “Note”) is executed and delivered pursuant to the Asset Purchase Agreement of even date with this Note among Maker, Holder and the other parties thereto (the “Purchase Agreement”) and is the “Promissory Note” referenced therein.

2. Interest to Accrue.

(a) From the date hereof until maturity, interest shall accrue on the principal outstanding hereunder at a rate per annum equal to the lesser of (i) fifteen and 00/100 percent (15%) per annum and (ii) the Maximum Lawful Rate; provided, however, that interest shall accrue on any principal owing hereunder and not paid when due at the lesser of (iii) eighteen percent (18%) per annum and (iv) the Maximum Lawful Rate.

(b) As used in this Note, “Maximum Lawful Rate” shall mean the highest rate of non-usurious interest that Holder may charge Maker under applicable law.

3. Payment Terms. This Note shall be payable as follows:

(a) Maker shall pay twenty seven (27) equal monthly installments of Seventy Seven Thousand Seven Hundred Seventy Eight Dollars ($77,778) beginning on September 1, 2009, and continuing regularly and monthly on the first (1st) day of each succeeding calendar month through (and including) November 1, 2011;

(b) All payments made on this Note shall be applied, first, to accrued unpaid interest and then to principal;

(c) This Note shall mature on November 1, 2011, when all remaining amounts owed on this Note, including all outstanding principal and accrued unpaid interest shall be due and payable in full.

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4. Limitations on Prepayment; Prepayment Fee.

(a) No payment may be made under this Note (whether of principal or interest) prior to its scheduled maturity except (i) with the prior written consent of Holder, (ii) upon the acceleration of the maturity of this Note by Holder following the occurrence of an Event of Default as set forth in Section 6 of this Note, or (iii) if Holder consents to any prepayments effected by way of set offs authorized in Section 12 of this Note and the Purchase Agreement.

(b) Any partial prepayment shall be applied to the scheduled payments set forth in Section 3 above in order of maturity.

(c) If there is a payment of any amount (whether principal or interest, and whether such payment is made with the consent of Holder, by way of acceleration after the occurrence of an Event of Default or otherwise, including a draw upon the letter of credit in respect of amounts due and owing hereunder and not paid when due) under this Note prior to the date such amount is scheduled for payment as set forth in Section 3, in addition to the principal and/or accrued interest so prepaid, Maker shall pay to Holder contemporaneously with such prepayment a Prepayment Fee equal to:

(i) the present value of the prepaid amount (whether principal, interest, or both) based upon (A) the assumption that such amount was not prepaid but paid as scheduled in Section 3 of this Note and (B) a discount rate of four percent (4%) per annum; minus

(ii) the amount of principal prepaid.

In accordance with the provisions of Section 306.005 of the Texas Finance Code, Holder and Maker agree that the Prepayment Fee provided for in this Section 4 shall not be considered interest and is, instead, a reasonable method of compensating Holder for the loss of its bargain in the event of a prepayment.

5. Letter of Credit. This Note is entitled to the benefits of that certain Letter of Credit Number NZS584009 issued by Wells Fargo Bank, N.A. (“Issuer”) in the amount of Two Million One Hundred Thousand Dollars ($2,100,000) and by all successor letters of credit (collectively, the “Letter of Credit”). Holder shall be entitled to draw on the Letter of Credit any amount due and owing under this Note which amount is not paid when due, including accrued interest and outstanding principal, together with any Prepayment Fee for which Maker is obligated.

6. Events of Default. Any of the following shall be deemed to be an “Event of Default” under this Note:

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(a) Maker fails to pay fully and timely any principal or interest due on this Note, and such failure continues for thirty (30) days after written notice of such failure is provided to Maker by Holder; or

(b) The occurrence and continuation of a “Purchaser Payment Default” pursuant to Section 3.4 of the Purchase Agreement (as such term is defined therein).

Upon the occurrence and during the continuance of an Event of Default, Holder may, by written notice to Maker, declare the then unpaid principal amount of indebtedness evidenced by this Note to be due, and such amount shall be immediately payable by Maker, together with any accrued unpaid interest to such date. In the event default is made in the prompt payment of this Note when due or declared due, and the same is placed in the hands of an attorney for collection, or suit is brought on the same, or the same is collected through probate, bankruptcy or other judicial proceedings, then the Maker agrees and promises to pay reasonable attorney’s fees, court costs and costs of collection incurred by the Holder.

7. Usury Savings Clause. All agreements and transactions among the Maker and the Holder, whether now existing or hereafter arising, whether contained herein or in any other instrument, and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of the maturity hereof, late payment, prepayment, demand for prepayment or otherwise, shall the amount of interest contracted for, charged or received by the Holder from the Maker for the use, forbearance, or detention of the principal indebtedness or interest hereof, which remains unpaid from time to time, exceed the maximum amount permissible under applicable law, it particularly being the intention of the parties hereto to conform strictly to the applicable laws of usury of the State of Texas and the United States. Any interest payable hereunder or under any other instrument relating to the indebtedness evidenced hereby that is in excess of the legal maximum, shall, in the event of acceleration of maturity, late payment, prepayment, demand or otherwise, be applied to a reduction of the unrepaid indebtedness hereunder and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of such unrepaid indebtedness, such excess shall be refunded to the Maker. To the extent not prohibited by law, determination of the legal maximum amount of interest shall at all times be made by amortizing, prorating, allocating and spreading in equal parts during the period of the full term of the loan, all interest at any time contracted for, charged or received from the Maker in connection with the loan, so that the actual rate of interest on account of such indebtedness is uniform throughout the term thereof.

8. Waivers and Consents. Except as expressly set forth in Section 6 above, Maker waives presentment for payment, demand, notice of intent to accelerate, notice of acceleration, protest and notice of protest, dishonor and diligence in collecting and the bringing of suit against any other party, and agrees to all renewals, extensions,

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partial payments, releases and substitutions of security, in whole or in part, with or without notice, before or after maturity.

9. Governing Laws and Venue. This Note will be construed and enforced in accordance with and governed by the laws of the State of Texas, without giving effect to the principles of conflict of laws thereof. Both the Maker and Holder hereby irrevocably submit to the exclusive jurisdiction of the Federal courts of the United States of America located in Austin, Texas, or in the absence of jurisdiction, the state court of the State of Texas located in Austin, Texas. Both the Maker and Holder acknowledge that such courts shall constitute proper and convenient forums for the resolution of any actions among the Maker and the Holder with respect to the subject matter hereof, and agrees that such courts shall be the sole and exclusive forums for the resolution of any actions among the Maker and the Holder with respect to the subject matter hereof.

EACH OF THE MAKER AND HOLDER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10. Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Note, will be deemed to have been duly given when delivered in person or when dispatched by email or telecopier (confirmed in writing by mail simultaneously dispatched) or one Business Day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

If to the Maker, to:

Chuy’s Opco, Inc.

c/o Goode Partners LLC

667 Madison Avenue

21st Floor

New York, New York 10021

Facsimile No.: 212-317-2827

Attention: David J. Oddi

E-Mail: doddi@goodepartners.com

with a copy to:

Jones Day

222 East 41st Street

New York, New York 10017

Facsimile No.: 212-755-7306

Attention: Robert A. Profusek, Esq.

E-Mail: raprofusek@jonesday.com

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If to Holder, to:

Three Star Management, Ltd.

1623 Toomey Road

Austin, Texas 78704

Facsimile No.: 512-476-5157

Attention: Mike Young/John Zapp

E-Mail: myoung@austin.rr.com

with a copy to:

Graves, Dougherty, Hearon & Moody, P.C.

401 Congress Avenue, Suite 2200

Austin, Texas 78701

Facsimile No.: 512-478-1976

Attention: Clarke Heidrick, Esq.

E-Mail: cheidrick@gdhm.com

or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

11. No Assignment by Holder. This Note may not be assigned or pledged without the prior written consent of Maker.

12. Set-Off. Maker shall not have the right to set off against this Note any amounts owed by Holder to Maker except as expressly provided for in the Purchase Agreement.

13. Amendment. This Note may not be amended or supplemented at any time without the prior written consent of the Maker and Holder.

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CHUY’S OPCO, INC.

By:	/s/ David J. Oddi
Name: David J. Oddi
Title: Vice President

AGREED AND ACCEPTED:

THREE STAR MANAGEMENT, LTD.

By: Three Star Management GP, LLC, its sole general partner

By:	/s/ Michael R. Young
Name: Michael R. Young
Title: President

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